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                                                                  EXHIBIT (23)-5

August 7, 1995

Board of Directors
Northern States Power Company
414 Nicollet Mall
Minneapolis, MN 55401

Re: Joint Registration Statement of Wisconsin Energy Corporation ("WEC") and Northern Power Wisconsin Corp. ("New NSP") relating to the shares of WEC (to be renamed Primergy Corporation) common stock and New NSP (to be renamed Northern States Power Company) preferred stock to be issued in connection with the mergers involving Northern States Power Company ("NSP") and WEC.

Gentlemen and Mesdames:

    Reference is made to our opinion letter dated August 7, 1995 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of NSP of the exchange ratio of 1.626 shares of Common Stock, par value $.01 per share, of Primergy Corporation to be received for each Share pursuant to the Amended and Restated Agreement and Plan of Merger dated as of April 28, 1995, as amended and restated as of July 26, 1995, by and among NSP, WEC, New NSP and WEC Sub Corp.

    The foregoing opinion letter is solely for the information and assistance of the Board of Directors of NSP in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

    In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of Joint Proxy Statement/Prospectus -- Opinions of Financial Advisors" and "The Mergers -- Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Joint Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
GOLDMAN, SACHS & CO.